Exhibit 99.1

PRESS RELEASE

For Immediate Release

Date:	April 20, 2023
Contact:	Chris Courtney/Rick McCarty
Phone:	(209) 848-2265 www.ovcb.com

OAK VALLEY BANCORP REPORTS 1st QUARTER RESULTS

OAKDALE, CA – Oak Valley Bancorp (NASDAQ: OVLY) (the “Company”), the bank holding company for Oak Valley Community Bank and their Eastern Sierra Community Bank division, recently reported unaudited consolidated financial results for the first quarter of 2023. For the three months ended March 31, 2023, consolidated net income was $9,225,000, or $1.12 per diluted share (EPS). This compared to consolidated net income of $9,475,000, or $1.15 EPS, for the prior quarter and $2,369,000, or $0.29 EPS, for the same period a year ago.

The net income decrease compared to the prior quarter was primarily the result of a decline in the reversal of loan loss provisions to $460,000 in the first quarter, compared to a reversal of $1,550,000 during the fourth quarter of 2022. This difference was offset by quarter over quarter increases in net interest income and non-interest income of $430,000 and $234,000, respectively. The substantial increase in net income compared to the same period a year ago was attributable to rising net interest income resulting from increased yields on earning assets, triggered by FOMC rate hikes, and growth of our investment and loan portfolios.

Net interest income for the three months ended March 31, 2023 was $19,543,000, compared to $19,113,000 in the prior quarter, and $10,958,000 in the same period a year ago. The increase over the prior periods is primarily attributable to increased yields as described above. The year over year increase was also driven in part by loan growth of $68.1 million and investment portfolio growth of $207.8 million.

Net interest margin for the three months ended March 31, 2023 was 4.39%, compared to 4.09% for the prior quarter and 2.51% for the same period last year. The interest margin expansion compared to prior periods was fueled by the impact of FOMC rate increases on earning asset yields and growth of the loan and investment portfolios, as discussed above.

“As our balance sheet grew over the past few years, we were patient with lower yields on higher levels of cash reserves, in anticipation of rising interest rates. That strategy has served us very well over the course of the Fed’s most recent rate cycle,” stated Rick McCarty, President and Chief Operating Officer.

Non-interest income was $1,655,000 for the quarter ended March 31, 2023, compared to $1,421,000 for the prior quarter and $1,168,000 for the same period last year. The increase compared to prior periods was partially due to a rise in fee income from CDARS, a program that offers full FDIC insurance to certain deposit customers, and a gain on sale of investment securities recorded during the first quarter of 2023.

Non-interest expense totaled $9,757,000 for the quarter ended March 31, 2023, compared to $9,611,000 in the previous quarter and $9,122,000 in the same quarter a year ago. The increase in non-interest expense compared to prior periods corresponds primarily to staffing expense and general operating costs related to servicing the growing loan and deposit portfolios, including staff and overhead expense connected to the new Roseville Branch, which opened in December 2022.

Total assets were $1.94 billion at March 31, 2023, a decrease of $27.7 million and $5.3 million from December 31, 2022 and March 31, 2022, respectively. Gross loans were $926.8 million at March 31, 2023, an increase of $11.1 million and $68.1 million over December 31, 2022 and March 31, 2022, respectively. The Company’s total deposits were $1.77 billion at March 31, 2023, a decrease of $45.1 million and $30.1 million from December 31, 2022 and March 31, 2022, respectively. We have experienced nominal negative impacts on liquidity resulting from the recent events in the banking industry. The deposit decrease during the first quarter was related to normal seasonal activity and some movement to higher deposit rates offered by other financial institutions. Our liquidity position is very strong as evidenced by $389 million in cash equivalent balances at March 31, 2023.

“Our relationship management teams remain committed to understanding each client’s needs and tailoring solutions to best meet their objectives,” stated Chris Courtney, CEO. “Our ability to deepen relationships proves our service model has enduring value. As we expand our footprint, we intentionally pursue experienced banking professionals who share in our appreciation of this style of relationship building.”

Non-performing assets (“NPA”) remained at zero as of March 31, 2023, as they were as of December 31, 2022 and March 31, 2022. The allowance for loan losses (“ALLL”) as a percentage of gross loans was 1.01% at March 31, 2023, compared to 1.03% at December 31, 2022 and 1.25% at March 31, 2022. The Company recorded a $460,000 reversal of loan loss provisions during the first quarter, due to improvements in credit quality metrics as calculated by our internal loan risk model. Adoption of CECL resulted in an additional $345,000 to the ALLL, recorded on the implementation date of January 1, 2023. The year-over-year ALLL decrease includes the reversal of a COVID-19 risk-based discretionary reserve of approximately $1.1 million during the fourth quarter of 2022, as it was no longer required due to improved economic conditions. Loan loss reserves relative to gross loans remain at acceptable levels consistent with our internal loan risk model and credit quality remains stable.

Oak Valley Bancorp operates Oak Valley Community Bank & their Eastern Sierra Community Bank division, through which it offers a variety of loan and deposit products to individuals and small businesses. They currently operate through 18 conveniently located branches: Oakdale, Turlock, Stockton, Patterson, Ripon, Escalon, Manteca, Tracy, Sacramento, Roseville, two branches in Sonora, three branches in Modesto, and three branches in their Eastern Sierra division, which includes Bridgeport, Mammoth Lakes, and Bishop. The Company’s Roseville location opened in early 2022 as a Loan Production Office and as a full-service branch in December 2022.

For more information, call 1-866-844-7500 or visit www.ovcb.com.

This press release includes forward-looking statements about the corporation for which the corporation claims the protection of safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management's knowledge and belief as of today and include information concerning the corporation's possible or assumed future financial condition, and its results of operations and business. Forward-looking statements are subject to risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, government policies and regulations (including monetary and fiscal policies), legislation, economic conditions, including increased energy costs in California, credit quality of borrowers, operational factors and competition in the geographic and business areas in which the company conducts its operations. All forward-looking statements included in this press release are based on information available at the time of the release, and the Company assumes no obligation to update any forward-looking statement.

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Oak Valley Bancorp
Financial Highlights (unaudited)

($ in thousands, except per share)	1st Quarter	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter
Selected Quarterly Operating Data:	2023	2022	2022	2022	2022

Net interest income	$19,543	$19,113	$16,772	$13,233	$10,958
(Reversal of) provision for loan losses	(460)	(1,550)	200	-	-
Non-interest income	1,655	1,421	1,611	1,371	1,168
Non-interest expense	9,757	9,611	9,370	9,205	9,122
Net income before income taxes	11,901	12,473	8,813	5,399	3,004
Provision for income taxes	2,676	2,998	2,013	1,141	635
Net income	$9,225	$9,475	$6,800	$4,258	$2,369

Earnings per common share - basic	$1.13	$1.16	$0.83	$0.52	$0.29
Earnings per common share - diluted	$1.12	$1.15	$0.83	$0.52	$0.29
Dividends paid per common share	$0.16	$-	$0.15	$-	$0.15
Return on average common equity	28.36%	33.37%	21.96%	13.40%	6.84%
Return on average assets	1.93%	1.90%	1.35%	0.88%	0.50%
Net interest margin (1)	4.39%	4.09%	3.61%	2.98%	2.51%
Efficiency ratio (2)	46.31%	45.49%	48.14%	59.68%	71.70%

Capital - Period End
Book value per common share	$17.08	$15.33	$12.86	$14.38	$15.95

Credit Quality - Period End
Nonperforming assets/ total assets	0.00%	0.00%	0.00%	0.00%	0.00%
Loan loss reserve/ gross loans	1.01%	1.03%	1.21%	1.19%	1.25%

Period End Balance Sheet
($ in thousands)
Total assets	$1,940,674	$1,968,346	$1,962,470	$1,991,235	$1,946,019
Gross loans	926,820	915,758	912,235	907,627	858,763
Nonperforming assets	-	-	-	-	-
Allowance for loan losses	9,383	9,468	10,997	10,785	10,762
Deposits	1,769,176	1,814,297	1,830,882	1,852,502	1,799,305
Common equity	141,470	126,627	106,188	118,698	131,649

Non-Financial Data
Full-time equivalent staff	206	198	209	209	206
Number of banking offices	18	18	17	17	17

Common Shares outstanding
Period end	8,281,661	8,257,894	8,258,794	8,254,574	8,255,601
Period average - basic	8,182,737	8,175,871	8,172,836	8,170,291	8,157,987
Period average - diluted	8,226,991	8,213,891	8,206,342	8,201,367	8,197,275

Market Ratios
Stock Price	$23.66	$22.65	$17.87	$17.20	$18.45
Price/Earnings	5.17	4.93	5.41	8.23	15.67
Price/Book	1.39	1.48	1.39	1.20	1.16

(1) Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 21%.
(2) Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 21%.
A marginal federal/state combined tax rate of 29.56%, was used for applicable revenue.